Exhibit 10.2

INVESTMENT ADVISORY AND
ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
INTEGRITY CAPITAL INCOME FUND, INC.
AND
INTEGRITY WEALTH MANAGEMENT

This Investment Advisory and Administrative Services Agreement (the "Agreement") is executed this 29th day of August 2014, but effective as of January 2, 2014 ("Effective Date"), by and between INTEGRITY CAPITAL INCOME FUND, INC., a Colorado corporation (the "Corporation"), and INTEGRITY WEALTH MANAGEMENT, a division of Integrity Bank & Trust, a Colorado corporation (the "Adviser").
WHEREAS, the Corporation is a newly organized non-diversified, closed-end management investment company that intends to elect to be treated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and
WHEREAS, the Adviser is an investment adviser that is exempt from registration as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and
WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation and to provide for the administrative services necessary for the operation of the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	Duties of the Adviser.

(a)            Retention of Adviser.  The Corporation hereby engages the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the board of directors of the Corporation (the "Board"), for the period and upon the terms herein set forth:

(i)	in accordance with the investment objectives, policies and restrictions that are set forth in the Investment Policy of even date herewith; and

(ii)
during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation's articles of incorporation ("Articles") and bylaws (the "Bylaws"), in each case as amended from time to time.

(b)            Responsibilities of Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	determine the composition and allocation of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Corporation;

(iii)	execute, close, monitor and service the Corporation's investments;

(iv)	determine the securities and other assets that the Corporation shall purchase, retain, or sell;

(v)	perform due diligence on prospective portfolio companies; and

(vi)	provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably request or require for the investment of its funds.

(c)            Power and Authority.  To facilitate the Adviser's performance of these undertakings, but subject to the restrictions contained herein, the Corporation hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation's investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation.  In the event that the Corporation determines to acquire debt financing, the Adviser shall arrange for such financing on the Corporation's behalf, subject to the oversight and approval of the Board.

(d)            Administrative Services.  Subject to the supervision, direction and control of the Board, the provisions of the Articles and Bylaws and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Corporation.  Without limiting the generality of the foregoing, the Adviser shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Adviser, subject to review by the Board of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.  The Adviser shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable.  The Adviser shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission ("SEC").  In addition, the Adviser will assist the Company in determining and publishing the Company's net asset value, overseeing the preparation and filing of the Company's tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company's expenses and the performance of administrative and professional services rendered to the Company by others.

(e)            Acceptance of Engagement.  The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)            Sub-Advisers.  The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a "Sub-Adviser") pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder.  Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation's investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation.

(i)	The Adviser and not the Corporation shall be responsible for any compensation payable to any Sub-Adviser.

(ii)
Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and the Corporation's stockholder approval thereunder, and other applicable federal and state law.

(iii)
Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)            Independent Contractor Status.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(h)            Record Retention.  Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation's portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours.  The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and shall surrender promptly to the Corporation any such records upon the Corporation's request and upon termination of this Agreement, provided that the Adviser may retain a copy of such records.

(i)            Administrator.  The Adviser shall, upon request by an official or agency administering the securities laws of a state, province or commonwealth (an "Administrator"), submit to such Administrator the reports and statements required to be distributed to the Corporation's stockholders pursuant to this Agreement, the Investment Policy  and applicable federal and state law.

(j)            Fiduciary Duty.  It is acknowledged that the Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Corporation, whether or not in the Adviser's immediate possession or control.  The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Corporation.  The Adviser shall not, by entry into an agreement with any stockholder of the Corporation or otherwise, contract away the fiduciary obligation owed to the Corporation and the Corporation's stockholders under common law.
2.	The Corporation's Responsibilities and Expenses Payable by the Corporation.

(a)            Adviser Personnel.  All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Corporation.

(b)            Costs.  Subject to the limitations on reimbursement of the Adviser as set forth in Section 2(c) below, the Corporation, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation) those costs and expenses relating to:  organization and offerings ("O&O Expense"); calculating the Corporation's net asset value effecting sales and repurchases of shares of the Corporation's common stock and other securities; fees payable to third parties relating to, or associated with, making investments and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments; transfer agent and custodial fees; fees and expenses associated with marketing efforts (including sponsorship of industry events, attendance at investment conferences, travel and entertainment costs associated with meeting relevant investors and prospective portfolio companies); the salary, bonus and benefits payable to the Company's Chief Financial Officer, Chief Compliance Officer, Controller and administrative support staff; federal and state registration fees; federal, state and local taxes; independent directors' fees and expenses; brokerage commissions for the Corporation's investments; costs of proxy statements, stockholders' reports, notices and other filings; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs associated with the Corporation's reporting and compliance obligations under applicable federal and state securities laws; fees and expenses associated with accounting, corporate governance, independent audits and outside legal costs; and all other expenses incurred by the Adviser or the Corporation in connection with administering the Corporation's business, including expenses incurred by the Adviser in performing administrative services for the Corporation.

(c)            Periodic Reimbursement.  Expenses incurred by the Adviser on behalf of the Corporation and payable pursuant to this Section 2 shall be reimbursed no less than quarterly to the Adviser, subject to deferral as may be mutually agreed upon by the Adviser and Corporation.  The Adviser shall prepare a statement documenting the expenses of the Corporation and the calculation of the reimbursement and shall deliver such statement to the Corporation prior to full reimbursement.

3.            Compensation of the Adviser.  The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee ("Base Management Fee") and an incentive fee ("Incentive Fee") as hereinafter set forth.  The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

(a)            Base Management Fee.  The Base Management Fee shall be calculated at an annual rate of 1.5% of the Corporation's average gross assets.  The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Corporation's gross assets at the end of the most recently completed calendar quarter and appropriately adjusted for any equity raises or repurchases during the current calendar quarter.  All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine.  The Base Management Fee for any partial month or quarter shall be appropriately pro-rated.  The Base Management Fee shall begin accruing on the Effective Date.

(b)            Incentive Fee.  The Incentive Fee shall be determined and payable in arrears as of the end of each calendar year (and upon termination of this Agreement, as set forth below), commencing with the calendar year beginning January 1, 2014.

The Incentive Fee for a calendar year shall be an amount equal to 20% of the Company's "Net Investment Income" above 7.5% for the year.  "Net Investment Income" is defined as all income accrued during the year minus the Company's operating expenses, Base Management Fee and expenses payable under this Agreement.  Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payable-in-kind interest and zero coupon securities) accrued income that the Corporation has not yet received in cash.  Net Investment Income does include any realized capital gains, realized capital losses, or unrealized capital depreciation.  It does not include unrealized capital appreciation.  In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying the Incentive Fee.

See Appendix A for examples of how the Incentive Fee is calculated.

4.	Excess Brokerage Commissions

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation's portfolio, and constitutes the best net results for the Corporation.

5.	Other Activities of the Adviser.

The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation's portfolio companies, subject to applicable law).  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.  It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

6.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer, director or employee of the Adviser is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, member, officer, director and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

7.	Indemnification; Limitation of Liability.

(a)            Indemnification.  The Adviser (and its officers, directors, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with the Adviser) (collectively, the "Indemnified Parties") shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation.  Notwithstanding the preceding sentence of this Paragraph 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement.

8.	Effectiveness, Duration and Termination of Agreement.

(a)            Term and Effectiveness.  This Agreement shall become effective as of the first date written above.  This Agreement shall remain in effect for two years and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Corporation and (ii) the vote of a majority of the Corporation's directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party ("Independent Directors"), in accordance with the requirements of the Investment Company Act.

(b)            Termination.  This Agreement may be terminated at any time, without the payment of any penalty, by either party upon 60 days' written notice to the other party.  This Agreement shall automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

9.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

10.	Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act.

11.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Colorado.  For so long as the Corporation is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act.  In such case, to the extent the applicable laws of the State of Colorado, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

"CORPORATION"

INTEGRITY CAPITAL INCOME FUND, INC.

By:   /s/ Eric Davis
Name:     Eric Davis
Title:       President

"ADVISOR"

INTEGRITY WEALTH MANAGEMENT,
a division of Integrity Bank & Trust

By:   /s/ Randall Rush
Name:    Randall Rush
Title:      Chairman

Signature Page to
Investment Advisory and Administrative Services Agreement

APPENDIX A

Investment Description/Assumptions	Incentive Fee

Example 1 Investment income (including interest, dividends, fees, etc.) = 5.00% Preferred Return(1) = 7.5% Base Management Fee = 1.5% Other expenses (legal, accounting, custodian, transfer agent, etc.) = 1.0% Net Investment Income (Investment income – (Base Management Fee + other expenses)) = 2.5% Net Investment Income does not exceed the Preferred Return rate, therefore there is no Incentive Fee payable.	0%

Example 2 Investment income (including interest, dividends, fees, etc.) = 11.1% Preferred Return(1) = 7.5% Base Management Fee = 1.5% Other expenses (legal, accounting, custodian, transfer agent, etc.) = 1.0% Net Investment Income (Investment income – (Base Management Fee + other expenses)) = 8.6% Incentive Fee= 20% × Net Investment Income = 20% x (8.6% – 7.5%) = 0.22% Net Investment Income exceeds the Preferred Return rate, so an Incentive Fee is payable	0.22%

(1) Preferred Return represents the annual hurdle rate that must be achieved prior to earning any Incentive Fee.

A-1